Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Stock Exchanges

NEWS

Vista Gold Corp. Reviews Project Activities, Announces First Quarter 2009 Financial Results and Conference Call with Management

Denver, Colorado, May 6, 2009 — Vista Gold Corp. (“Vista”) (TSX & NYSE Amex:  VGZ) provides the following updates on its principal project activities, announces the financial results for the quarter ended March 31, 2009, as filed on May 6, 2009 with the U.S. Securities and Exchange Commission and the relevant Canadian securities commissions in its Quarterly Report on Form 10-Q, and a conference call with management scheduled for Wednesday, May 13, 2009, at 10:00 A.M. (EDT).

Paredones Amarillos

In February 2009, Vista retained the Roberts and Schaefer Company (“R&S”) to conduct a review of the proposed Paredones Amarillos gold project process facility lay-out and the proposed design of the crushing, material handling and milling area as presented in the bankable feasibility study for the project.  R&S’ study is nearing completion and several design improvements have been identified that have the potential to improve operating efficiencies and to reduce the estimated capital costs for the proposed processing facility.  Vista has retained R&S to undertake a complete re-estimate of the process area capital and operating costs. Vista has also retained SRK Consulting to complete a re-estimation of the project capital and operating costs and expects these cost up-dates by the end of the second quarter of 2009. The bankable feasibility study was completed on and dated September 5, 2008, when prices for contracted services and raw materials were higher than today. In addition there has been a favorable change in the Mexican Peso — US dollar exchange rate since the completion of the study in September 2008. The new estimates will reflect current economic conditions.

Vista is currently waiting for notification of the status of the Temporary Occupation Permit (“TOP”), for the project, which is a pre-requisite for the Change of Land Use Permit. The TOP approval process continues in accordance with the established procedures; however, it is uncertain whether a further administrative review involving a site visit will be required. In addition to the TOP, Vista expects to receive approval of a permit for a development drilling program within the next few weeks. Vista will provide additional information regarding the status of permits at the earliest opportunity.

Mt. Todd

Vista has recently completed the first stage of a comprehensive metallurgical test program which was initiated in 2008 using core drilling samples obtained during the 2007 and 2008 drilling programs at Mt Todd. The program examined various approaches to recovering the gold and to determine the principal operating parameters; including recovery, power and steel consumptions for crushing and grinding and principal reagents consumption. Vista has retained TetraTech of Golden, Colorado, to complete a new Preliminary Economic Evaluation (“PEA”) for the Mt. Todd project.  The results of the metallurgical test program and the previously announced resource estimate (refer to Vista’s press release dated January 26, 2009) will be incorporated into the PEA which is expected to be released in the near future.

Financial Results

Our consolidated net loss for the three-month period ended March 31, 2009, was US$1.9 million or $0.05 per share compared to a consolidated net loss of US$2.1 million or $0.06 per share for the same period in 2008.  The decrease in the consolidated net loss of US$0.2 million from the respective prior period is primarily due to a decrease in the loss from discontinued operations of US$0.2 million as there were no disposals during the 2009 period and a decrease in corporate administration and investor relations expense of US$0.3 million.

Also, for the 2009 period, there was a future income tax benefit of US$0.2 million compared to a future income tax loss of US$0.3 million for the same period during 2008.  Offsetting these amounts was an increase in interest expense of US$0.4 million, an increase in exploration, property evaluation and holding costs of US$0.09 million, an increase in the write-down of marketable securities of US$0.1 million and a decrease in interest income of US$0.08 million.

Net cash used in operating activities was US$1.1 million for the three-month period ended March 31, 2009, compared to US$1.2 million for the same period in 2008.  The decrease of US$0.1 million is the result of a decrease of non-cash items of US$0.1 million and a decrease in cash used for accounts payable, accrued liabilities and other of US$0.1 million, which is partially offset by a decrease in the consolidated net loss of US$0.02 million.

Net cash used in investing activities decreased to US$1.1 million for the three-month period ended March 31, 2009, from US$18.1 million for the same period in 2008.  The decrease of US$17.0 million is mostly due to a decrease in the additions to property, plant and equipment of US$16.1 million. With the completion of a brokered private placement on March 7, 2008, of US$30.0 million of principal amount of senior secured notes (the “Notes”), we have used US$16.0 million of the proceeds towards the purchase of gold processing equipment to be used at our Paredones Amarillos project, which included the costs of relocating the equipment to Edmonton, Alberta, Canada.  There was no similar purchase during the three-month period ended March 31, 2009.

There was no cash provided by or used in financing activities for the three-month period ended March 31, 2009.  Net cash provided by financing activities was US$31.5 million for the three-month period ended March 31, 2008.  During the three-month period ended March 31, 2008 we completed a brokered private placement, in which we offered and sold US$30.0 million principal amount of the Notes.  Proceeds to Vista after legal and other fees were US$28.5 million.  Also, during the three-month period ended March 31, 2008, warrants exercised produced cash proceeds of US$2.9 million and stock options exercised produced cash proceeds of US$0.1 million.  There were no warrants or stock options exercised in the three-month period ending March 31, 2009.

At March 31, 2009, our total assets were US$76.6 million, compared to US$75.8 million at December 31, 2008, representing an increase of US$0.8 million.  At March 31, 2009, we had working capital of US$19.4 million compared to US$21.2 million at December 31, 2008, representing a decrease of US$1.8 million.  This decrease relates primarily to a reduction in cash balances from year end, which is offset by an increase in our marketable securities balances due to better market conditions.

The principal component of working capital at both March 31, 2009 and December 31, 2008, is cash and cash equivalents of US$11.0 million and US$13.3 million, respectively.  Other components include marketable securities (March 31, 2009 — US$9.4 million; December 31, 2008 — US$8.2 million) and other liquid assets (March 31, 2009 - US$0.6 million; December 31, 2008 - US$0.6 million).

On April 3, 2009, Vista announced that it had sold all of its 1,529,848 shares of Allied Nevada Gold Corp. (“Allied”) for US$9.0 million.  These shares had a book value of US$2.2 million and when sold, resulted in a realized gain of US$6.8 million.  The proceeds from this transaction increased the Company’s unaudited cash balance to approximately US$20.5 million.  In May 2007, Vista completed a transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied. The Allied shares sold by Vista were retained in connection with this transaction to facilitate the payment of any taxes payable by Vista in respect of the transaction.  Vista has determined that there are no other taxes payable by it in respect of the transaction and made the decision to sell the Allied shares at the appropriate time and use the cash for project development requirements.

On April 17, 2009, we announced that we filed a preliminary short form base shelf prospectus in Canada with certain Canadian securities commissions and a corresponding shelf registration statement in the United States with the Securities and Exchange Commission (“SEC”).  On April 27, 2009, we announced that we filed a final short form base shelf prospectus in Canada and an amended Form S-3 with the SEC.  The Form S-3 was declared effective on April 30, 2009.

Selected financial results are tabulated below:

	Three Months Ended March 31,
Selected Financial Data	2009	2008
		(restated)
U.S. $ 000’s, except loss per share

Results of operations
Net loss	$(1,880)	$(2,123)
Basic and diluted loss per share	(0.05)	(0.06)

Net cash used in operations	(1,182)	(1,207)
Net cash used in investing activities	(1,102)	(18,113)
Net cash provided by financing activities	—	31,544

	March 31,	December 31,
Financial position	2009	2008
		(restated)
Current assets	$20,939	$22,012
Total assets	76,604	75,765
Current liabilities	1,580	803
Total liabilities	25,906	24,527
Shareholders’ equity	50,698	51,238

Working capital	19,359	21,209

The Annual General Meeting of Vista’s shareholders was held on May 4, 2009.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Tracy A. Stevenson, Michael B. Richings and Frederick H. Earnest.  PricewaterhouseCoopers LLP was re-appointed independent auditors.  In addition, shareholders approved the amendments to Vista’s stock option plan described in the information circular for the meeting, and the unallocated options issuable under the plan.  The amendments to Vista’s stock option plan included an amendment to provide for the automatic extension of the expiry date of options that expire during a black-out period to the date that is 10 business days after the end of the blackout period.  The approval of unallocated options was required because Vista’s stock option plan is a rolling stock option plan and under the rules of the Toronto Stock Exchange, shareholders are required to approve all unallocated stock options issuable under a rolling stock option plan every three years.  Further information regarding these matters may be found in the information circular for the meeting.

Management Conference Call

To review Vista’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2009, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com.   A conference call with management to review our financial results for the quarter ended March 31, 2009 and corporate and project activities is scheduled on Wednesday, May 13, 2009 at 10:00 a.m. EDT.

Toll-free in North America:  1-866-782-8903

International:  1-647-426-1845

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=403

This call will be archived and available at www.vistagold.com after May 13, 2009.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 596915.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista is undertaking programs to advance its Paredones Amarillos project and has completed a bankable feasibility study and purchased certain long delivery equipment items for use at the project. If the remaining permits are received by mid-year and financing arrangements for the Paredones Amarillos project are completed during the second half of the year, Vista has prepared a development schedule which anticipates that the project would be in production during 2011. A preliminary assessment for the Mt. Todd project in Australia was completed in 2007 and additional technical studies are underway, with the preparation of a preliminary feasibility study targeted for 2009. Vista’s other holdings include the Guadalupe de los Reyes project in Mexico, Yellow Pine project in Idaho, the Awak Mas project in Indonesia, and the Long Valley project in California.

Reported financial results in this press release are approximate.  For exact amounts please see Vista’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 6, 2009.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital; plans for budgeting financial recoveries; the timing, performance and results of feasibility studies including the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos project; plans to confirm the validity of the Change of Land Use Permit and to obtain the Temporary Occupation Permit for the Paredones Amarillos project and timing for confirmation of the status of  those and other permits; anticipated changes in capital and operating costs; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos project; plans for evaluation of the Mt. Todd project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd project and plans for a feasibility study at the Mt. Todd project; Vista’s future business strategy; competitive strengths; goals; operations; reserve and resource estimates; plans; potential project development; future share price and valuation; future gold prices; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt of the Temporary Occupation Permit and for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos project and Mt. Todd project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.